Progress Energy Announces 2005 Second-Quarter Results


Quarterly Highlights:

   o Reports quarterly ongoing earnings of $0.63 per share, GAAP net loss of $0.01 per share
   o Includes quarterly ongoing earnings adjustments of $0.36 per share related to post-retirement and severance charges and $0.25 per share of intraperiod tax allocation
   o Reports year-to-date ongoing earnings of $1.14 per share, GAAP earnings of $0.37 per share
   o   Reaffirms 2005 ongoing earnings guidance of $2.90 - $3.20 per share


RALEIGH, N.C. (July 28, 2005) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $155 million, or $0.63 per share, for the second quarter of 2005 compared with ongoing earnings of $185 million, or $0.76 per share, for the second quarter of 2004. Reported consolidated net loss under generally accepted accounting principles (GAAP) was $1 million, or $0.01 per share, for the quarter compared with reported consolidated net income of $154 million, or $0.63 per share, for the second quarter of 2004. See the table that follows for a reconciliation of ongoing earnings per share to GAAP earnings per share.

Core ongoing earnings, which include the results of Progress Energy Carolinas, Progress Energy Florida and Progress Ventures, excluding synthetic fuels, were $0.54 per share for the quarter compared to $0.61 per share for the same period last year. The primary drivers of the decrease in core ongoing earnings were milder weather and the write-off of unrecoverable storm costs associated with the 2004 hurricanes. Partially offsetting these factors were the positive impacts of one less planned nuclear refueling outage compared with 2004 and the gain on the sale of the city of Winter Park, Florida's distribution system.

"I'm very pleased with the execution of our strategy so far this year," said Bob McGehee, chairman and CEO of Progress Energy. "We have achieved several of our key milestones - including an outstanding start to our cost-management initiative and the regulatory ruling on recovering the 2004 hurricane costs. Obviously, milder weather has impacted our earnings this quarter, but the third quarter is off to a good start temperature-wise. I am confident in reaffirming our 2005 ongoing earnings guidance of $2.90 to $3.20 per share."

Non-core earnings from the synthetic fuel operations were $0.09 per share for the quarter compared with ongoing earnings of $0.15 per share for the same period last year. The primary drivers of the decrease in non-core earnings were due to lower synthetic fuel sales of 0.4 million tons compared to last year as a result of a change in the planned production schedule and higher production costs.

Ongoing earnings for the six months ended June 30, 2005, were $279 million, or $1.14 per share, compared with ongoing earnings of $330 million, or $1.36 per share, for the first half of 2004. Reported GAAP consolidated net income for the first half of 2005 was $92 million, or $0.37 per share, compared with consolidated net income of $262 million, or $1.08 per share, for the first half of 2004.

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion of these items is provided later in this release under the caption "Ongoing Earnings Adjustments."


                              Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
                           Three months ended June 30

                                                          2005                                     2004*
                                           -----------------------------------     --------------------------------------
                                              Core      Non-core      Total           Core      Non-core       Total
Ongoing earnings per share                  $  0.54       $ 0.09     $  0.63          $ 0.61      $ 0.15        $ 0.76
Intraperiod tax allocation                    (0.25)        -          (0.25)          (0.02)       -            (0.02)
CVO mark-to-market                             -            -           -              (0.02)       -            (0.02)
Progress Rail discontinued operations         (0.03)        -          (0.03)           0.03        -             0.03
Postretirement and severance charges          (0.36)        -          (0.36)           -           -             -
SRS litigation settlement                      -            -           -              (0.12)       -            (0.12)
                                           ----------- ------------ ----------     ----------- ------------ -------------
Reported GAAP earnings per share            $ (0.10)      $ 0.09     $ (0.01)         $ 0.48      $ 0.15        $ 0.63
                                           =========== ============ ==========     =========== ============ =============

Shares outstanding (millions)                                          246                                        242

                              Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
                            Six months ended June 30

                                                          2005                                     2004*
                                           -----------------------------------     --------------------------------------
                                              Core      Non-core      Total           Core      Non-core       Total
Ongoing earnings per share                   $ 1.05       $ 0.09      $ 1.14          $ 1.06      $ 0.30        $ 1.36
Intraperiod tax allocation                    (0.26)        -          (0.26)          (0.18)       -            (0.18)
CVO mark-to-market                             -            -           -              (0.05)       -            (0.05)
Progress Rail discontinued operations         (0.08)        -          (0.08)           0.07        -             0.07
Postretirement and severance charges          (0.43)        -          (0.43)           -           -             -
SRS litigation settlement                      -            -           -              (0.12)       -            (0.12)
                                           ----------- ------------ ----------     ----------- ------------ -------------
Reported GAAP earnings per share             $ 0.28       $ 0.09      $ 0.37          $ 0.78      $ 0.30        $ 1.08
                                           =========== ============ ==========     =========== ============ =============

Shares outstanding (millions)                                          245                                        242

* The prior year ongoing earnings have been restated to reflect the operations of Progress Rail as discontinued operations.

The 2005 ongoing earnings guidance of $2.90 to $3.20 per share excludes any impacts from the CVO mark-to-market adjustment, discontinued operations of Progress Rail, and the postretirement and severance charges associated with the cost-management initiative and voluntary enhanced retirement program. The nature of these adjustments is discussed under the heading "Ongoing Earnings Adjustments." Progress Energy is not able to provide a corresponding GAAP equivalent for the 2005 earnings guidance figures due to the uncertain nature and amount of these adjustments.


SIGNIFICANT DEVELOPMENTS


Financial Accounting Standards Board Issues Exposure Draft

On July 14, 2005, the Financial Accounting Standards Board (FASB) issued an exposure draft of a proposed interpretation of SFAS No. 109, "Accounting for Income Taxes," that would address the accounting for uncertain tax positions. The proposed interpretation, as currently drafted, could have a material impact on the company's evaluation and recognition of Section 29 tax credits generated by its Earthco facilities. The exposure draft has a 60-day public comment period ending September 12, 2005, and the company intends to provide comments during this period.


Florida Public Service Commission Rules on Storm Cost Recovery

On June 21, 2005, the Florida Public Service Commission (FPSC) ruled that Progress Energy Florida can begin recovering approximately $232 million of costs incurred to respond to the four hurricanes in 2004. This amount was based on the initial request of $252 million, and Progress Energy Florida may begin recovering the costs in August 2005. The complete press release regarding this announcement is available on the company's Web site at:
http://www.progress-energy.com/aboutus/news/article.asp?id=11942.


Progress Energy Carolinas Files for Fuel Recovery in North Carolina

On June 3, 2005, Progress Energy Carolinas filed for an increase in the fuel rate charged to its North Carolina customers. Progress Energy Carolinas is asking the North Carolina Utilities Commission to approve a $276 million increase in the fuel components of its rates. Progress Energy Carolinas requested the change to recoup unrecovered fuel costs for the previous 12 months and to meet expected fuel costs in the near future. If approved, the increase would take effect October 1, 2005. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11862.


South Carolina Public Service Commission Approves Fuel Factor Increase

On May 25, 2005, the South Carolina Public Service Commission approved an increase in the fuel component of rates for Progress Energy Carolinas' South Carolina customers. The agreement spreads a portion of the cost recovery over three years with the new rates effective on July 1, 2005. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11842.

Florida's Governor Bush Signs Storm Securitization Bill into Law

On June 1, 2005, Florida's Governor Jeb Bush signed legislation authorizing electric utilities to petition the FPSC to use securitized bonds to recover catastrophic storm costs. Progress Energy Florida intends to ask the FPSC for approval to issue securitized debt and expects the regulatory approval and financing process to take six to nine months. This arrangement would benefit the company by providing immediate cash recovery of the hurricane costs and would benefit the customer by providing a longer recovery period, which would reduce the price impact.


Progress Energy Florida Files Base Rate Plan

On April 29, 2005, Progress Energy Florida filed a request with the FPSC for a new base rate plan beginning January 1, 2006. Progress Energy Florida is seeking to increase base rates by approximately $206 million annually to support new power plants, increase the storm reserve fund and better reflect the costs of providing reliable power to customers in one of the fastest-growing regions in the country. The complete press release regarding this announcement is available on the company's Web site at:
http://www.progress-energy.com/aboutus/news/article.asp?id=11662.


LINE OF BUSINESS FINANCIAL INFORMATION

Progress Energy Carolinas

Progress Energy Carolinas electric energy operations contributed GAAP net income of $68 million for the current quarter compared with $97 million for the same period last year. This quarter's earnings were negatively impacted by postretirement and severance charges and milder weather. Partially offsetting these factors were the positive impacts of one less planned nuclear refueling outage compared with 2004 and increased growth and usage. The results for the current quarter include an increase in income tax expense to apply an effective tax rate to interim periods that is consistent with the annual rate.

For the six months ended June 30, 2005, Progress Energy Carolinas electric energy operations contributed GAAP net income of $184 million compared with $213 million for the same period last year.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply, weather impacts and the postretirement and severance charges.


Progress Energy Florida

Progress Energy Florida electric energy operations contributed GAAP net income of $10 million for the quarter compared with $84 million for the same period last year. This quarter's earnings were negatively impacted by higher O&M expenses, milder weather and lower average usage per retail customer. These factors were partially offset by the gain on the sale of the city of Winter Park's distribution system and increased retail customer growth. Higher O&M expenses were primarily attributable to postretirement and severance charges, the write-off of unrecoverable storm costs associated with the 2004 hurricanes and the change in accounting estimates for certain Energy Delivery capital costs. The results for the current quarter include an increase in income tax expense to apply an effective tax rate to interim periods that is consistent with the annual rate.

For the six months ended June 30, 2005, Progress Energy Florida electric energy operations contributed GAAP net income of $53 million compared with $133 million for the same period last year.

See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and the postretirement and severance charges.


Progress Ventures, excluding synthetic fuels

The Progress Ventures operations, excluding synthetic fuels, consist of Progress Fuels, which includes natural gas production and coal mining, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit, excluding synthetic fuels, had GAAP net income of $9 million for the quarter compared with $22 million for the same period last year. This quarter's earnings were negatively impacted by postretirement and severance charges.

Progress Fuels, excluding synthetic fuels, generated GAAP net income of $12 million for the current quarter compared with $17 million for the same period last year. This quarter's earnings were negatively impacted by increased mining and production costs, lower gas production as a result of the sale of certain gas assets in 2004, and lower coal sales volume. These factors were partially offset by higher margins on the remaining gas assets.

Competitive Commercial Operations recorded a GAAP net loss of $3 million for the quarter compared with GAAP net income of $5 million for the same period last year. This quarter's results were negatively impacted by lower contract margins primarily as a result of the expiration of certain tolling agreements and lower at-market sales. These factors were partially offset by increased earnings from the new full-requirements contracts and increased load on an existing contract.

For the six months ended June 30, 2005, Progress Ventures, excluding synthetic fuels, contributed GAAP net income of $14 million compared with $24 million for the same period last year.


Other Businesses

Other businesses include Progress Telecom and other small subsidiaries. Other businesses had a GAAP net loss of $2 million for the quarter compared with a GAAP net loss of $31 million for the same period last year. Results from the quarter ended June 30, 2004, included a $29 million after-tax charge recorded by SRS related to a civil litigation settlement.

For the six months ended June 30, 2005, other businesses reported a GAAP net loss of $2 million compared with a GAAP net loss $35 million for the same period last year.

Corporate

Corporate results, which primarily include interest expense on holding company debt, incurred ongoing operating losses of $53 million for the quarter compared with ongoing operating losses of $51 million for the same period last year.

For the six months ended June 30, 2005, corporate results had ongoing operating losses of $108 million compared with $106 million for the same period last year.


Synthetic Fuels

Synthetic fuels operations generated GAAP net income of $23 million for the quarter compared with GAAP net income of $36 million for the same period last year. Earnings were negatively impacted by lower sales and higher production costs. Total synthetic fuel sales were 2.3 million tons for the quarter compared with 2.7 million tons for the same period last year. The decrease in sales is primarily attributable to a change in the quarterly planned production schedule in 2005 compared to 2004.

For the six months ended June 30, 2005, synthetic fuel operations reported GAAP net income of $22 million compared with $72 million for the same period last year.


ONGOING EARNINGS ADJUSTMENTS

Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:


Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.25 for the quarter and by $0.02 for the same period last year, but has no impact on the company's annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Since this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company's ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market had no impact during the quarter and decreased earnings per share by $0.02 for the same period last year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.


Progress Rail Discontinued Operations

The sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC closed on March 24, 2005, and the net proceeds were used to pay down debt. Progress Rail had a discontinued loss of $7 million for the quarter compared with discontinued earnings of $8 million in the prior year. The current quarter's results include an additional after-tax loss on the sale due to working capital adjustments and adjustments to the estimated loss on the sale. The company anticipates adjustments to the loss on the divestiture during the third quarter of 2005 related to employee benefit settlements and the finalization of the working capital adjustment and other operating expenses.

For the six months ended June 30, 2005, Progress Rail had a discontinued loss of $19 million compared with discontinued earnings of $16 million in the prior year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.


Cost-Management Restructuring Charge

On February 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which will result in a reduction of approximately 450 positions and is expected to be completed in September 2005. In connection with the cost-management initiative, the company incurred approximately $176 million of estimated pre-tax charges. Approximately $18 million of this amount relates to estimated future payments for severance benefits that will be paid out over time. The remaining $158 million relates to postretirement and termination benefits that will be paid out over time to the 1,450 eligible employees who elected to participate in the voluntary enhanced retirement program. The cost-management initiative charges are subject to revision in future quarters based on the completion of the workforce restructuring and the potential additional impacts that the early retirements and outplacements may have on the company's postretirement plans. Such revisions may be significant. In addition, the company expects to incur certain incremental costs other than severance and postretirement benefits for recruiting and staff augmentation activities that cannot be quantified at this time. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company's ongoing operations.

SRS Litigation Settlement

In June 2004, SRS, a subsidiary of the company, reached a settlement agreement in a civil suit with the San Francisco Unified School District. As a result, the company recorded a charge of approximately $29 million after-tax in the second quarter 2004. Management does not believe this settlement charge is indicative of ongoing operations of the company.

                                     * * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held July 28, 2005, at 10 a.m. ET (7 a.m. PT) and will be hosted by Bob McGehee, chairman and chief executive officer, and Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 913-981-4913, confirmation code 9587784. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET July 28 through midnight August 11, 2005. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 9587784.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Geoff Chatas starting at 11 a.m. ET. To participate in this session, please dial 719-457-2602, confirmation code 4170487.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.9 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; our ability to recover through the regulatory process, and the timing of such recovery of, the costs associated with the four hurricanes that impacted our service territory in 2004 or other future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and the businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business by us; investment performance of pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve its cost management targets for 2007; the availability and use of Internal Revenue Code Section 29 (Section 29) tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal and synthetic fuel businesses; the impact to our financial condition and performance in the event it is determined we are not entitled to previously taken Section 29 tax credits; the impact of proposed accounting pronouncements regarding uncertain tax positions; the outcome of Progress Energy Florida's rate proceeding in 2005 regarding its future base rates; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.


                                      # # #

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              PROGRESS ENERGY, INC.
                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  June 30, 2005

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

                                                                 Three months ended        Six months ended
                                                                      June 30                  June 30
-----------------------------------------------------------------------------------------------------------
(in millions except per share data)                                2005        2004       2005        2004
-----------------------------------------------------------------------------------------------------------
Operating revenues
   Utility                                                      $ 1,768     $ 1,721    $ 3,551     $ 3,406
   Diversified business                                             565         402        980         723
-----------------------------------------------------------------------------------------------------------
      Total operating revenues                                    2,333       2,123      4,531       4,129
-----------------------------------------------------------------------------------------------------------
Operating expenses
Utility
   Fuel used in electric generation                                 529         468      1,079         961
   Purchased power                                                  217         219        415         402
   Operation and maintenance                                        543         372        949         735
   Depreciation and amortization                                    207         207        415         409
   Taxes other than income                                          108         109        225         214
Diversified business
   Cost of sales                                                    539         388        934         699
   Depreciation and amortization                                     43          42         82          83
   Other                                                             31          31         63          61
-----------------------------------------------------------------------------------------------------------
      Total operating expenses                                    2,217       1,836      4,162       3,564
-----------------------------------------------------------------------------------------------------------
Operating income                                                    116         287        369         565
-----------------------------------------------------------------------------------------------------------
Other income (expense)
   Interest income                                                    4           4          8           6
   Other, net                                                        19          (3)        21         (25)
-----------------------------------------------------------------------------------------------------------
      Total other income (expense)                                   23           1         29         (19)
-----------------------------------------------------------------------------------------------------------
Interest charges
   Net interest charges                                             168         157        334         318
   Allowance for borrowed funds used during construction             (4)         (2)        (7)         (3)
-----------------------------------------------------------------------------------------------------------
      Total interest charges, net                                   164         155        327         315
-----------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations before income tax and
   minority interest                                                (25)        133         71         231
Income tax benefit                                                   22          12         23          14
-----------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations before minority             (3)        145         94         245
   interest
Minority interest in subsidiaries' loss, net of tax                   9           1         17           -
-----------------------------------------------------------------------------------------------------------
Income from continuing operations                                     6         146        111         245
Discontinued operations, net of tax                                  (7)          8        (19)         17
-----------------------------------------------------------------------------------------------------------

Net (loss) income                                               $    (1)    $   154    $    92     $   262
-----------------------------------------------------------------------------------------------------------

Average common shares outstanding                                   246         242        245         242
-----------------------------------------------------------------------------------------------------------
Basic earnings per common share
   Income from continuing operations                            $  0.02     $  0.60    $  0.45     $  1.01
   Discontinued operations, net of tax                            (0.03)       0.03      (0.08)       0.07
   Net (loss) income                                            $ (0.01)    $  0.63    $  0.37     $  1.08
-----------------------------------------------------------------------------------------------------------
Diluted earnings per common share
   Income from continuing operations                            $  0.02     $  0.60    $  0.45     $  1.01
   Discontinued operations, net of tax                            (0.03)       0.03      (0.08)       0.07
   Net (loss) income                                            $ (0.01)    $  0.63    $  0.37     $  1.08
-----------------------------------------------------------------------------------------------------------
Dividends declared per common share                             $ 0.590     $ 0.575    $ 1.180     $ 1.120
-----------------------------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)                                                                 June 30       December 31
ASSETS                                                                           2005              2004
--------------------------------------------------------------------------------------------------------
Utility plant
   Utility plant in service                                                $   22,320        $   22,103
   Accumulated depreciation                                                    (9,341)           (8,783)
--------------------------------------------------------------------------------------------------------
      Utility plant in service, net                                            12,979            13,320
   Held for future use                                                              6                13
   Construction work in process                                                 1,001               799
   Nuclear fuel, net of amortization                                              230               231
--------------------------------------------------------------------------------------------------------
         Total utility plant, net                                              14,216            14,363
--------------------------------------------------------------------------------------------------------
Current Assets
   Cash and cash equivalents                                                      141                56
   Short-term investments                                                          40                82
   Receivables, net                                                               995               911
   Inventory                                                                      801               805
   Deferred fuel cost                                                             231               229
   Deferred income taxes                                                          100               114
   Assets of discontinued operations                                                -               577
   Prepayments and other current assets                                           235               174
--------------------------------------------------------------------------------------------------------
         Total current assets                                                   2,543             2,948
--------------------------------------------------------------------------------------------------------
Deferred debits and other assets
   Regulatory assets                                                            1,001             1,064
   Nuclear decommissioning trust funds                                          1,081             1,044
   Diversified business property, net                                           1,917             1,838
   Miscellaneous other property and investments                                   502               444
   Goodwill                                                                     3,719             3,719
   Intangibles, net                                                               321               337
   Other assets and deferred debits                                               346               262
--------------------------------------------------------------------------------------------------------
         Total deferred debits and other assets                                 8,887             8,708
--------------------------------------------------------------------------------------------------------
            Total assets                                                   $   25,646        $   26,019
--------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
--------------------------------------------------------------------------------------------------------
Common stock equity
   Common stock without par value, 500 million shares authorized,
      251 and 247 million shares issued and outstanding, respectively      $    5,540        $    5,360
   Unearned restricted shares                                                     (16)              (13)
   Unearned ESOP shares                                                           (63)              (76)
   Accumulated other comprehensive loss                                          (113)             (164)
   Retained earnings                                                            2,327             2,526
--------------------------------------------------------------------------------------------------------
         Total common stock equity                                              7,675             7,633
--------------------------------------------------------------------------------------------------------
Preferred stock of subsidiaries - not subject to mandatory redemption              93                93
Minority interest                                                                  41                36
Long-term debt, affiliate                                                         270               270
Long-term debt, net                                                             9,041             9,251
--------------------------------------------------------------------------------------------------------
         Total capitalization                                                  17,120            17,283
--------------------------------------------------------------------------------------------------------
Current Liabilities
   Current portion of long-term debt                                              848               349
   Accounts payable and accrued liabilities                                       576               630
   Interest accrued                                                               221               219
   Dividends declared                                                             147               145
   Short-term obligations                                                         403               684
   Customer deposits                                                              189               180
   Liabilities of discontinued operations                                           -               152
   Other current liabilities                                                      666               703
--------------------------------------------------------------------------------------------------------
         Total current liabilities                                              3,050             3,062
--------------------------------------------------------------------------------------------------------
Deferred credits and other liabilities
   Noncurrent income tax liabilities                                              532               625
   Accumulated deferred investment tax credits                                    170               176
   Regulatory liabilities                                                       2,451             2,654
   Asset retirement obligations                                                 1,229             1,282
   Other liabilities and deferred credits                                       1,094               937
--------------------------------------------------------------------------------------------------------
         Total deferred credits and other liabilities                           5,476             5,674
--------------------------------------------------------------------------------------------------------
Commitments and contingencies
--------------------------------------------------------------------------------------------------------
            Total capitalization and liabilities                           $   25,646        $   26,019
--------------------------------------------------------------------------------------------------------

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------
(in millions)
Six months ended June 30,                                                           2005         2004
------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                       $    92     $    262
Adjustments to reconcile net income to net cash provided by operating activities:
     Discontinued operations, net of tax                                              19          (17)
     Charges for voluntary enhanced retirement program                               158            -
     Depreciation and amortization                                                   556          549
     Deferred income taxes                                                          (132)        (203)
     Investment tax credit                                                            (6)          (6)
     Tax levelization                                                                 63           43
     Deferred fuel cost                                                                -           13
     Other adjustments to net income                                                  61           27
     Cash provided (used) by changes in operating assets and liabilities:
          Receivables                                                                (60)        (138)
          Inventory                                                                  (90)          (2)
          Prepayments and other current assets                                       (27)         (18)
          Accounts payable                                                            76           72
          Other current liabilities                                                  (68)         230
          Regulatory assets and liabilities                                          (59)          10
          Other                                                                       (3)          80
------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                       580          902
------------------------------------------------------------------------------------------------------
Investing activities
Gross utility property additions                                                    (539)        (473)
Diversified business property additions                                             (130)         (93)
Nuclear fuel additions                                                               (67)         (47)
Proceeds from sales of subsidiaries and other investments, net of cash               436           94
divested
Purchases of short-term investments                                               (2,804)        (651)
Proceeds from sales of short-term investments                                      2,846          853
Other                                                                                (41)         (37)
------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                          (299)        (354)
------------------------------------------------------------------------------------------------------
Financing activities
Issuance of common stock                                                             171           59
Issuance of long-term debt                                                           792            1
Net (decrease) increase in short-term indebtedness                                  (281)         624
Retirement of long-term debt                                                        (517)        (865)
Dividends paid on common stock                                                      (289)        (278)
Other                                                                                (42)         (61)
------------------------------------------------------------------------------------------------------
          Net cash used in financing activities                                     (166)        (520)
------------------------------------------------------------------------------------------------------
Cash used by discontinued operations:
     Operating activities                                                            (26)          (4)
     Investing activities                                                             (4)          (8)
     Financing activities                                                              -            -
Net increase in cash and cash equivalents                                             85           16
Cash and cash equivalents at beginning of period                                      56           35
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the period                                   $   141     $     51
------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited
                              Progress Energy, Inc.
                               Earnings Variances
                          Second Quarter 2005 vs. 2004

                                 Regulated Utilities
                                 -------------------

                                                      Fuels,
                                                     excluding        Corporate and
                                                     synthetic            Other        Core
($ per share)                     Carolinas  Florida   fuels    CCO     Businesses    Business    Synthetic fuels  Consolidated
-------------------------------------------------------------------------------------------------------------------------------

2004 GAAP earnings                    0.40     0.34    0.07     0.02      (0.35)         0.48            0.15             0.63
Intraperiod tax allocation                                                 0.02          0.02  A                          0.02
CVO mark-to-market                                                         0.02          0.02  B                          0.02
Rail discontinued operations                                              (0.03)        (0.03) C                         (0.03)
SRS Litigation Settlement                                                  0.12          0.12  D                          0.12
-------------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                 0.40     0.34    0.07     0.02      (0.22)         0.61            0.15             0.76
-------------------------------------------------------------------------------------------------------------------------------

Weather - retail                     (0.07)   (0.01)                                    (0.08)                           (0.08)
Other retail - growth and usage       0.02    (0.02)                                     0.00                             0.00
Wholesale                             0.01     0.01                                      0.02  F                          0.02
Retail revenue sharing                   -     0.01                                      0.01                             0.01
Other margin                          0.01     0.01                                      0.02  G                          0.02

O&M                                   0.03    (0.09)                                    (0.06) H                         (0.06)

Utility depreciation and amortization(0.01)       -                                     (0.01) I                         (0.01)

Other                                 0.03     0.06                                      0.09  J                          0.09

Interest charges                     (0.01)   (0.01)                                    (0.02) K                         (0.02)

Net diversified business                              (0.01)   (0.03)      0.01         (0.03) L        (0.06) M         (0.09)

Share dilution                       (0.01)                                             (0.01)                           (0.01)

-------------------------------------------------------------------------------------------------------------------------------
2005 ongoing earnings                 0.40     0.30    0.06    (0.01)     (0.21)         0.54            0.09             0.63
-------------------------------------------------------------------------------------------------------------------------------
Intraperiod tax allocation           (0.01)   (0.03)                      (0.21)        (0.25) A                         (0.25)
CVO mark-to-market                                                            -             -                                -
Rail discontinued operations                                              (0.03)        (0.03) C                         (0.03)
Postretirement and severance charges (0.11)   (0.23)  (0.01)       -      (0.01)        (0.36) E                         (0.36)
-------------------------------------------------------------------------------------------------------------------------------
2005 GAAP earnings                    0.28     0.04    0.05    (0.01)     (0.46)        (0.10)           0.09            (0.01)
-------------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A  - Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of Progress Rail to One Equity Partnership LLC which was finalized on March 24, 2005.
D  - Impact of SRS litigation settlement reached in civil proceedings announced June 30, 2004.
E - Postretirement and severance costs recorded in the second quarter 2005 associated with the previously announced cost management initiative and voluntary enhanced retirement program.
F - Carolinas - primarily due to increased capacity under contract in current year.
     Florida - increased primarily due to new contracts effective June 2004 and January 2005.
G - Carolinas - Other margin increased due to higher fuel costs increasing the recoverable portion of the fixed price cogeneration contract costs as well as reduced generation at cogeneration facilities in the current year. Florida - Other margin increased primarily due to higher lighting revenues and higher transmission and wheeling revenues.
H - Carolinas - O&M decreased primarily due to lower business unit spending due to one additional planned nuclear outage in 2004 offset by the impact of the change in accounting estimates for certain Energy Delivery capital costs, planned fossil plant outages and the employee lump-sum out-of-base salary increase.
     Florida - O&M increased primarily due to the $17M (pre-tax) write-off of major storm restoration costs as a result of the FPSC's storm cost recovery ruling, the impact of the change in accounting estimates for certain Energy Delivery capital costs and the employee lump-sum out-of-base salary increase.
I - Carolinas - Depreciation & amortization increased due to higher Clean Air amortization, partially offset by decreased depreciation on plant & equipment primarily related to the license extensions of the nuclear plants.
J - Carolinas - Other income increased due to the write-off of a regulatory liability related to income taxes refundable through future rates and the favorable impact of lower taxes due to lower pre-tax earnings.
     Florida - Other income increased due to the $25M (pre-tax) gain on the sale of the City of Winter Park, FL distribution system and AFUDC equity associated with construction of Hines 3 and Hines 4.
K - Carolinas - Increased interest charges on variable rate pollution control bonds in 2005. Florida - Higher interest rates on commercial paper and higher balances.
L - CCO - decreased primarily due to lower margins as a result of the expiration of certain tolling agreements and lower at-market sales, partially offset by increased earnings from the new full-requirements contracts and increased load on an existing contract.
M - Synthetic Fuels - Decreased primarily due to lower sales and higher production costs.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2
Unaudited

                              Progress Energy, Inc.
                               Earnings Variances
                           Year-to-Date 2005 vs. 2004

                                  Regulated Utilities
                                  -------------------

                                                         Fuels,
                                                       excluding        Corporate and
                                                       synthetic             Other       Core
($ per share)                     Carolinas  Florida     fuels     CCO     Businesss   Business   Synthetic fuels Consolidated
------------------------------------------------------------------------------------------------------------------------------

2004 GAAP earnings                    0.88     0.55       0.11    (0.01)   (0.75)         0.78            0.30           1.08
Intraperiod tax allocation                                                  0.18          0.18  A                        0.18
CVO mark-to-market                                                          0.05          0.05  B                        0.05
Rail discontinued operations                                               (0.07)        (0.07) C                       (0.07)
SRS Litigation Settlement                                                   0.12          0.12  D                        0.12
------------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                 0.88     0.55       0.11    (0.01)   (0.47)         1.06            0.30           1.36
------------------------------------------------------------------------------------------------------------------------------

Weather - retail                     (0.12)   (0.02)                                     (0.14)                         (0.14)
Other retail - growth and usage       0.06        -                                       0.06                           0.06
Wholesale                             0.01     0.03                                       0.04  F                        0.04
Retail revenue sharing                   -     0.02                                       0.02                           0.02
Other margin                          0.03        -                                       0.03  G                        0.03

O&M                                   0.03    (0.11)                                     (0.08) H                       (0.08)

Utility depreciation and amortization(0.01)       -                                      (0.01) I                       (0.01)

Other                                 0.05     0.07                                       0.12  J                        0.12

Interest charges                     (0.01)   (0.02)     (0.01)    0.01                  (0.03) K                       (0.03)

Net diversified business                                  0.01    (0.03)    0.02             -  L        (0.21) M       (0.21)

Share dilution                       (0.01)   (0.01)                                     (0.02)                         (0.02)

------------------------------------------------------------------------------------------------------------------------------
2005 ongoing earnings                 0.91     0.51       0.11    (0.03)   (0.45)         1.05            0.09           1.14
------------------------------------------------------------------------------------------------------------------------------
Intraperiod tax allocation           (0.01)   (0.03)                       (0.22)        (0.26) A                       (0.26)
CVO mark-to-market                                                             -             -                              -
Rail discontinued operations                                               (0.08)        (0.08) C                       (0.08)
Postretirement and severance charges (0.15)   (0.26)     (0.01)       -    (0.01)        (0.43) E                       (0.43)
------------------------------------------------------------------------------------------------------------------------------
2005 GAAP earnings                    0.75     0.22       0.10    (0.03)   (0.76)         0.28            0.09           0.37
------------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A  - Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of Progress Rail to One Equity Partnership LLC which was finalized on March 24, 2005.
D  - Impact of SRS litigation settlement reached in civil proceedings announced June 30, 2004.
E - Postretirement and severance costs recorded in the first half of 2005 associated with the previously announced cost management initiative and voluntary enhanced retirement program.
F - Carolinas - primarily due to increased capacity under contract in current year.
     Florida - increased primarily due to new contracts effective June 2004 and January 2005.
G - Carolinas - Other margin increased due to higher fuel costs increasing the recoverable portion of the fixed price cogeneration contract costs as well as reduced generation at cogeneration facilities in the current year
H - Carolinas - O&M decreased primarily due to lower business unit spending due to an additional planned nuclear outage in 2004 and the impact of storm costs in 2004 offset by the impact of the change in accounting estimates for certain Energy Delivery capital costs and additional business unit spending due to planned fossil plant outages in 2005.
     Florida - O&M increased primarily due to the change in accounting estimates for certain Energy Delivery capital costs, the $17M (pre-tax) write-off of major storm restoration costs as a result of the FPSC's storm cost recovery ruling and an increase in the workers' compensation accrual.
I - Carolinas - Depreciation & amortization increased due to higher Clean Air amortization, offset by decreased depreciation on plant & equipment primarily related to the license extensions of the nuclear plants.
J - Carolinas - Other income increased due to write-off of a regulatory liability related to income taxes refundable through future rates and favorable income tax adjustments related to SC audit assessment and affordable housing credits. Additionally, 2004 included costs associated with the write-off of non-trade receivables.
     Florida - Other income increased due to the $25M (pre-tax) gain on the sale of the City of Winter Park, FL distribution system and AFUDC equity associated with construction of Hines 3 and Hines 4.
K - Carolinas - Increased interest charges on variable rate pollution control bonds and commercial paper in 2005.
     Florida - Higher interest rates on commercial paper and higher balances. Fuels - Interest expense associated with gas operations is no longer being capitalized.
     CCO - Decreased interest expense due to termination of the variable rate project financing in December 2004.
L - Fuels - Increased due to increased coal and gas prices, partially offset by the sale of the North Texas Gas operations, the waterborne coal transportation rate settlement in 2004 and increased mining costs.
     CCO - decreased primarily due to lower margins as a result of the expiration of certain tolling agreements and lower market sales, partially offset by increased earnings from the new full-requirements contracts and increased load on an existing contract.
     Corporate and Other Businesses - increased primarily due to increased earnings at Progress Telecom.
M - Synthetic Fuels - Decreased due to lower sales, forfeited tax credits from the sale of Progress Rail and higher production costs.

Progress Energy, Inc.
SUPPLEMENTAL  DATA Page S-3
Unaudited

--------------------------------------------------------------------------------------------------------------------------
                                           Three Months Ended              Three Months Ended         Percentage Change
                                             June 30, 2005                   June 30, 2004           From June 30, 2004
--------------------------------------------------------------------------------------------------------------------------
                                                           Total                            Total
Utility Statistics                     Carolinas Florida  Progress     Carolinas Florida   Progress   Carolinas  Florida
--------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                         $272     $431        $703        $284    $422        $706      (4.2)%    2.1  %
      Commercial                           214      227         441         213     214         427       0.5      6.1
      Industrial                           164       71         235         161      66         227       1.9      7.6
      Other retail                          18       57          75          19      52          71      (5.3)     9.6
      Provision for retail revenue sharing   -        2           2           -      (3)         (3)        -        -
--------------------------------------------------------------------------------------------------------------------------
            Total Retail                  $668     $788      $1,456        $677    $751      $1,428      (1.3)     4.9
  Unbilled                                  15       18          33          24      24          48         -        -
  Wholesale                                154       68         222         139      53         192      10.8     28.3
  Miscellaneous revenue                     23       34          57          21      32          53       9.5      6.3
--------------------------------------------------------------------------------------------------------------------------
            Total Electric                $860     $908      $1,768        $861    $860      $1,721      (0.1)%    5.6  %
--------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                        3,285    4,341       7,626       3,525   4,505       8,030      (6.8)%   (3.6) %
      Commercial                         3,087    2,888       5,975       3,172   2,941       6,113      (2.7)    (1.8)
      Industrial                         3,230    1,040       4,270       3,280   1,051       4,331      (1.5)    (1.0)
      Other retail                         314      762       1,076         337     751       1,088      (6.8)     1.5
--------------------------------------------------------------------------------------------------------------------------
          Total Retail                   9,916    9,031      18,947      10,314   9,248      19,562      (3.9)    (2.3)
    Unbilled                               235      428         663         404     790       1,194         -        -
    Wholesale                            3,341    1,318       4,659       3,114   1,093       4,207       7.3     20.6
--------------------------------------------------------------------------------------------------------------------------
            Total Electric              13,492   10,777      24,269      13,832  11,131      24,963      (2.5)%   (3.2) %
--------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                      6,388    5,328      11,716       7,178   5,656      12,834
              nuclear                    6,084    1,614       7,698       5,411   1,708       7,119
              hydro                        213        -         213         156       -         156
              combustion turbines/
               combined cycle              359    2,134       2,493         576   2,139       2,715
  Purchased                              1,045    2,381       3,426       1,042   2,322       3,364
--------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply         14,089   11,457      25,546      14,363  11,825      26,188
            (Company Share)
--------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on
 Retail Sales
    Heating Degree Days - Actual           277       12                     211      21                  31.3  % (42.9) %
                        - Normal           237       13                     236      13

    Cooling Degree Days - Actual           411    1,019                     647   1,090                 (36.5) %  (6.5) %
                        - Normal           543    1,144                     531   1,144

Impact of retail weather to normal
   on EPS                               ($0.04)  ($0.02)     ($0.06)      $0.03  ($0.01)      $0.02
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                             Six Months Ended                Six Months Ended          Percentage Change
                                              June 30, 2005                   June 30, 2004           From June 30, 2004
--------------------------------------------------------------------------------------------------------------------------
                                                           Total                           Total
Utility Statistics                     Carolinas Florida  Progress    Carolinas Florida   Progress   Carolinas  Florida
--------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                         $646     $861      $1,507        $655    $824      $1,479      (1.4) %   4.5  %
      Commercial                           428      428         856         420     395         815       1.9      8.4
      Industrial                           313      134         447         308     128         436       1.6      4.7
      Other retail                          38      110         148          38      99         137         -     11.1
      Provision for retail revenue sharing   -        -           -           -      (7)         (7)        -        -
--------------------------------------------------------------------------------------------------------------------------
            Total Retail                $1,425   $1,533      $2,958      $1,421  $1,439      $2,860       0.3      6.5
  Unbilled                                  (3)      13          10           1      18          19         -        -
  Wholesale                                328      142         470         295     120         415      11.2     18.3
  Miscellaneous revenue                     45       68         113          45      67         112         -      1.5
--------------------------------------------------------------------------------------------------------------------------
            Total Electric              $1,795   $1,756      $3,551      $1,762  $1,644      $3,406       1.9  %   6.8  %
--------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                        7,957    8,688      16,645       8,266   8,797      17,063      (3.7) %  (1.2) %
      Commercial                         6,167    5,459      11,626       6,230   5,431      11,661      (1.0)     0.5
      Industrial                         6,161    1,981       8,142       6,273   2,074       8,347      (1.8)    (4.5)
      Other retail                         642    1,471       2,113         682   1,423       2,105      (5.9)     3.4
--------------------------------------------------------------------------------------------------------------------------
          Total Retail                  20,927   17,599      38,526      21,451  17,725      39,176      (2.4)    (0.7)
    Unbilled                               (67)     160          93          20     655         675         -        -
    Wholesale                            7,278    2,655       9,933       6,904   2,415       9,319       5.4      9.9
--------------------------------------------------------------------------------------------------------------------------
            Total Electric              28,138   20,414      48,552      28,375  20,795      49,170      (0.8) %  (1.8) %
--------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                     13,813   10,096      23,909      15,127  10,688      25,815
              nuclear                   12,076    3,322      15,398      11,345   3,366      14,711
              hydro                        439        -         439         364       -         364
              combustion turbines/
               combined cycle              890    3,866       4,756         899   3,534       4,433
  Purchased                              2,105    4,587       6,692       1,804   4,493       6,297
--------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply         29,323   21,871      51,194      29,539  22,081      51,620
            (Company Share)
--------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on
  Retail Sales
    Heating Degree Days - Actual         1,969      316                   2,056     385                  (4.2) % (17.9) %
                        - Normal         1,903      385                   1,892     385

    Cooling Degree Days - Actual           416    1,059                     657   1,090                 (36.7) %  (2.8) %
                        - Normal           554    1,172                     544   1,172

Impact of retail weather to normal
  on EPS                                ($0.03)  ($0.03)     ($0.06)      $0.08  ($0.01)      $0.07
--------------------------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL  DATA Page S-4
Unaudited


--------------------------------------------------------------------------------
Financial Statistics                                             June 30
                                                              2005      2004
--------------------------------------------------------------------------------

Return on average common stock equity (12 months ended)        7.7 %     9.1 %
Book value per common share                                 $30.99    $30.92
Capitalization
    Common stock equity                                       41.8 %    41.2 %
    Preferred stock of subsidiary- redemption not required     0.7       0.7
    Total debt                                                57.5      58.1
--------------------------------------------------------------------------------
            Total Capitalization                             100.0 %   100.0 %
--------------------------------------------------------------------------------

                              Progress Energy, Inc.
               2005 Impact of Postretirement and Severance Charges


-----------------------------------------------------------------------------------
($ in millions)                           Three months ended    Six months ended
                                         June 30, 2005 Impact June 30, 2005 Impact
              Line of Business           Pre-tax    After-tax Pre-tax    After-tax
-----------------------------------------------------------------------------------
Progress Energy Carolinas                 46.2       27.7      60.3       36.2
Progress Energy Florida                   93.6       56.2       107       64.2
Fuels                                      4.4        2.6       5.8        3.5
Competitive Commercial Operations           1         0.6       1.9        1.1
Corporate and Other                         0        -0.04      0.8        0.5
-----------------------------------------------------------------------------------
Total*                                    145.2      87.1      175.8      105.5
-----------------------------------------------------------------------------------

*Totals may not foot due to rounding